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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated January 20, 2004, except as to Note [23] which is as of February 13, 2004, relating to the financial statements of Tom Online Inc. and our report dated January 20, 2004 relating to the financial statements of Beijing Lei Ting Wu Ji Network Technology Limited, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Summary Historical Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Selected Financial Data of Wu Ji Network" in such Registration Statement.


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers

Hong Kong
February 13, 2004